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                                                                  EXHIBIT 99.1




     Contact: Karin Demler (615) 263-3005

       SETTLEMENT CLAIMS PROCESS COMPLETED IN FINAL SETTLEMENT OF FEDERAL PORTION OF CORRECTIONS CORPORATION OF AMERICA STOCKHOLDER LITIGATION

     SETTLEMENT CLAIMS PROCESS FOR STATE PORTION EXPECTED TO BE COMPLETED IN
                         FIRST OR SECOND QUARTER OF 2002

NASHVILLE, Tenn., January 2, 2002 - Corrections Corporation of America (NYSE:
CXW) announced today that the settlement claims process has been completed in connection with the final settlement of previously outstanding stockholder litigation brought in federal court against the Company and certain of its current and former directors and executive officers. The settlement claims process for the settlement of the remaining state court litigation is currently expected to be completed during the first or second quarter of 2002.

As a result of the completion of the claims process in the federal stockholder litigation settlement, the Company has issued approximately 2.79 million shares of its common stock to the eligible claimants under the terms of the settlement. The Company's transfer agent and registrar, American Stock Transfer & Trust Company, has commenced the distribution of the shares of common stock, and it is anticipated that certificates representing the shares will be delivered to the claimants over the course of the next several weeks. In addition, pursuant to the terms of the settlement, the Company has issued a $26.1 million subordinated promissory note payable to the eligible claimants in the event the Company's common stock does not achieve certain trading prices prior to the maturity of the note on January 2, 2009. According to the settlement claims administrator, Gilardi & Co. LLC, approximately $27 million in cash insurance proceeds will also be distributed to the eligible claimants early in the first quarter of 2002 as part of the settlement.

Upon the completion of the settlement claims process in the state stockholder litigation, it is anticipated that the Company will issue approximately 310,000 additional shares of common stock to the eligible state class claimants. The Company will also issue a $2.9 million subordinated promissory note payable to the eligible claimants similar to the note issued in the federal settlement. Approximately $3.1 million in cash insurance proceeds will also be distributed to the eligible state class claimants.

As previously disclosed by the Company, during the first quarter of 2001 the Company obtained final court approval of the settlement of a series of consolidated federal and state class action and derivative stockholder lawsuits. The final terms of the settlement agreements provided for the "global" settlement of all such outstanding stockholder litigation against the Company. Pursuant to the terms of the settlements, the Company agreed to issue or pay to the plaintiffs (and their respective legal counsel) in the actions: (i) an aggregate of approximately 4.7 million shares of the Company's common stock (on a post-reverse stock split basis); (ii) an aggregate $29 million subordinated promissory note; and (iii) approximately $47 million in cash payable solely from the proceeds of certain insurance policies. The Company has previously paid approximately $17.1 million of the insurance proceeds and issued approximately
1.6 million shares under the terms of the settlement to plaintiffs' counsel in the federal and state actions.

The promissory note issued by the Company in the federal settlement is due January 2, 2009 and accrues interest at a rate of 8.0% per year. Principal under the note and accrued interest may be extinguished if the Company's common stock price meets or exceeds a "termination price" equal to $16.30 per share for any fifteen consecutive trading days following the date of the note's issuance and prior to the maturity date of the note. Additionally, to the extent the Company's common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the




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CXW Settlement Claims Process Completed
  in Final Settlement
Page 2
January 2, 2002


plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note's issuance and prior to the maturity of the note. The note to be issued in the state settlement will also be due January 2, 2009 and accrue interest at a rate of 8.0% per annum. Similar to the federal settlement note, principal under the note and accrued interest may be extinguished if the Company's common stock price meets or exceeds the $16.30 termination price per share for any fifteen consecutive trading days following the date of the note's issuance and prior to its maturity. To the extent the Company's common stock price does not meet the termination price, the note will also be reduced by the amount that the shares of common stock issued in the state settlement appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note's issuance and prior to its maturity.

ABOUT THE COMPANY

The Company is the nation's largest provider of outsourced corrections management services, housing an inmate population larger than that of all but five public correctional systems in the United States. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of the Company's facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. The Company also provides health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs. The Company owns or manages 70 facilities, including 68 correctional and detention facilities, with a total design capacity of approximately 65,000 beds in 21 states, the District of Columbia and Puerto Rico, of which 68 facilities are operating (two of which are idle) and two are under construction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause operating and financial results to differ are described in the Company's Form 10-K, as well as in other documents filed with the Securities and Exchange Commission, and these factors include, but are not limited to, the growth of the private corrections and detention industry, the Company's ability to obtain and maintain facility management contracts and general market conditions. The Company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company takes no responsibility for updating the information contained in this press release following the date hereof or for any changes or modifications made to this press release or the information contained herein by any third parties, including, but not limited to, any wire or Internet services.


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